Exhibit 99.1




April 20, 2004

FOR IMMEDIATE RELEASE

Contact:
David Morris, (907) 265-5396 or dmorris@gci.com


              GCI ANNOUNCES SETTLEMENT OF RURAL EXEMPTION PROCEEDING
                             FOR FAIRBANKS AND JUNEAU

      Settlement Resolves Local Telephone Competition in Fairbanks & Juneau


     ANCHORAGE - Today, GCI announced that a joint settlement has been reached that substantially resolves a number of legal and regulatory proceedings between Alaska Communications Systems (ACS) and GCI.

     Among other things, terms of the settlement are as follows:

     o ACS relinquishes all claims to exemptions from full local telephone competition in Fairbanks and Juneau.
     o New rates for unbundled loops in Fairbanks and Juneau beginning January 1, 2005. The agreed upon rates will not have a material financial effect on GCI operations.
     o Extension of existing interconnection agreements between ACS and GCI for Fairbanks and Juneau until January 1, 2008.
     o Resolution of UNE-P leasing issues for the Fairbanks and Juneau markets.

     Dana Tindall, GCI senior vice president of legal & regulatory affairs, added, "We're delighted to have these lengthy proceedings behind us. We look forward to competing in the marketplace and bringing consumers the benefits of competition."

     In addition, Tindall thanked Governor Murkowski's administration for working with the parties to resolve the issues. The Governor's office provided valuable assistance in facilitating the negotiations that led to a successful conclusion.

     GCI (NASDAQ: GNCMA) is an Alaska-based integrated communication provider that delivers voice, video and data services through its fiber optic, satellite, hybrid fiber coaxial and metropolitan area networks. More information about GCI can be found at www.gci.com.


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